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                                 STATE OF NEVADA
                            ARTICLES OF INCORPORATION
                                       OF
                                FIDELITY HOLDINGS

         The undersigned, desiring to form, organize and incorporate a corporation under the laws of the State of Nevada, hereby adopts the following Articles of Incorporation and certifies:

                                    ARTICLE I

         The name of this corporation shall be:

                            FIDELITY HOLDINGS, INC.

                                   ARTICLE II

         This corporation may engage in any activity or business permitted under the laws of the State of Nevada, and shall enjoy all the rights and privileges of a corporation granted by the laws of the State of Nevada.

                                   ARTICLE III

         The aggregate number of shares which the corporation shall have authority to issue is Fifty-two Million (52,000,000) shares, divided into:

                  2,000,000 Preferred Shares, having a par value of One Cent ($.01) per share

                                       and

                  50,000,000 Common Shares, having a par value of one Cent ($.01) per share.

                  A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

                  A. Common Shares. The terms of the 50,000,000 Common Shares of the corporation shall be as follows:

                      (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.


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                      (2) Liquidation. In the event of any liquidation,
dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

                      (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.


                  B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Two Million (2,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Class B Preferred shares. Also, any series of the Preferred Shares may have voting rights.

                                   ARTICLE IV

         The corporation is to have perpetual existence.


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                                    ARTICLE V

         So long as all the shares of this corporation are owned beneficially and of record by only one or two shareholders, the business and property of the corporation shall be managed by a Board of not fewer than the number of shareholders. At such time as the shares are owned beneficially and of record by more than three or more shareholders, shares are owned beneficially and of record by more than three or more shareholders, the business and property of the corporation shall be managed by a Board of not fewer than three (3) nor more than twenty-one (21) directors, who shall be natural persons of full age, and who shall be elected annually by the shareholders having voting rights, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors. In the event of any delay in holding, or adjournment of, or failure to hold an annual meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified. Directors need not be residents of the State of Nevada nor shareholders. Any vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpired term. The Board of Directors shall have full power, and it is hereby expressly authorized, to increase or decrease the number of directors from time to time without requiring a vote of the shareholders.

         The name(s) and address(addresses) of the member(s) of the first Board of Directors, who subject to the provisions of the Articles of Incorporation, the By-Laws, and the corporation laws of the State of Nevada, shall hold office for the first year of the corporation's business and existence, or until their successors are elected and have qualified are:

         NAME                               ADDRESS
         Doron Cohen                        144-15 Union Turnpike
                                            Flushing, NY 11367

         Bruce Bendell                      144-15 Union Turnpike
                                            Flushing, New York 11367
                                            Hilton Head, South Carolina 29928


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                                   ARTICLE VI

         The private property of the shareholders of the corporation shall not be subject to the payment of the corporation's debts to any extent whatsoever.

                                   ARTICLE VII

         The corporation hereby designates, as its Registered Agent, to accept service of process within the State:

                     THE CORPORATION TRUST COMPANY OF NEVADA
                               One E. First Street
                               Reno, Nevada 89501


                                  ARTICLE VIII

         The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.

             (a) This corporation shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.


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             (b) The corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of a claim, issue, or matter therein, against all expenses, including attorney's fees, actually and reasonably incurred by him/her in connection therewith without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

             (c) The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

             (d) In addition to the indemnification provided for herein, the corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

                                   ARTICLE IX

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not apply to any liability of a director for any action for which the Nevada Business Corporation Act proscribes this limitation and then only to the extent that this limitation is specifically proscribed.


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                                    ARTICLE X

         In case the corporation enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are shareholders, directors, or officers, such contracts or transactions shall not be invalidated or in any way affected by the fact that such director or directors have or may have an interest therein which is or might be adverse to the interest of this corporation, provided that such contracts or transactions are in the usual course of business.

         In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any individual or firm, shall in any way be affected or invalidated by the fact that any of the directors of this corporation is interested in such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors in the meeting of such Board at which time such contract or transactions was authorized or confirmed, and provided, however, that any such directors of this corporation who are so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation which all authorized or confirm such contract or transaction, and any such director may vote thereon to authorize any such contract or transaction with the like force and effect as if he were not such director or officer of such other corporation or not so interested.

         IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the laws of the State of Nevada, have hereunto duly executed the foregoing Articles of Incorporation to be filed in the Office of the Secretary of the State of Nevada for the purposes therein set forth this 7th day of November, 1995.



                                 /s/ Marie Isaac
                                     ---------------
                                     Marie Isaac
                                     1200 S. Pine Island Rd.
                                     Plantation, Florida 33324


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STATE OF FLORIDA     :
             :SS
COUNTY OF BROWARD    :

         BEFORE ME, a notary public authorized to take acknowledgments in the state and county set forth above, personally appeared Marie Isaac, known to me to be the person who executed the foregoing Articles of Incorporation, and acknowledged before me that she executed those Article of Incorporation.

         Sworn and subscribed to before me, this 7th day of November 1995.


                                Tanya M. Millar
                                ---------------
                                Notary Public

        My Commission Expires:

                              OFFICIAL NOTARY SEAL
                                 TANYA M. MILLER
                         NOTARY PUBLIC STATE OF FLORDIA
                        MY COMMISSION EXP. JUNE 12, 1996


         CORPORATION TRUST COMPANY OF NEVADA hereby accepts appointment as Registered Agent this 7th Day of November, 1995.


                      THE CORPORATION TRUST CO. OF NEVADA


                      By:________________________________
                              Assistant Secretary



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                          CERTIFICATE OF INCORPORATION
                                       OF
                        COMPUTER BUSINESS SCIENCES, INC.

                Under Section 402 of the Business Corporation Law



         FILER:

         Glenn H. Bank, Esq.
         299 Broadway
         New York, NY 10007